UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20509

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 21, 2018

Date of Report

(Date of earliest event reported)

FUTURE HEALTHCARE OF AMERICA

(Exact name of registrant as specified in its charter)

WYOMING	000-54917	45-5547692
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

5001 Baum Blvd., Suite 770

Pittsburgh, PA  15213

(Address of principal executive offices)

(561) 693-1422

Registrant's telephone number

N/A

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter or Rule 12b-2 of the Securities and Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  [X]

Item 1.01.  Entry into a Material Definitive Agreement.

(a) On September 21, 2018, Future Healthcare of America, a Wyoming corporation (the “Company”), and Natur Holding B.V., a Netherlands-based holding company (“Natur”), and the several shareholders of Natur executed a Share Exchange Agreement (the “SEA”) by which the Company is to acquire all of Natur’s outstanding capital stock in exchange for a number of shares of the Company’s common stock that will constitute approximately 71% of the issued and outstanding capital stock of the Company on a fully-diluted basis after giving effect to the closing of the transactions contemplated by the SEA, and which includes the post-closing adoption of an equity award plan reserving up to 1,500,000 shares of common stock as equity awards to the Company’s directors, officers, employees and consultants.  The remaining 29% of the Company’s outstanding common stock will be owned by its current stockholders, noteholders and lenders.  Upon completion of the transaction, Natur will be a wholly-owned subsidiary of the Company, and the former Natur stockholders will collectively own a controlling interest in the Company.

The closing of the SEA (the “SEA Closing”) is subject to certain pre-conditions including, but not limited to, the following:  (i) the Company’s delivery to Natur of debt pay-off letters and releases relating to certain outstanding Company liabilities; (ii) the Company’s filing of Amended and Restated Articles of Incorporation containing certificates of designations for its newly-authorized Series A Convertible Preferred Stock (the “Series A Stock”) and Series B Convertible Preferred Stock; and (iii) Natur’s delivery to the Company of an executed copy of the Securities Purchase Agreement that is discussed in subparagraph (b) below.  The Company can provide no assurance that such conditions will be met or that the SEA Closing will occur as contemplated by the parties.

Natur is Europe’s first hi-tech health food and beverage company with a mission to revolutionize natural juice and snack consumption, allowing consumers to afford a better quality of life through natural and functional nutrition.  Natur offers 100% natural/ organic juices and snacks with no additives or preservatives, all of which are non-GMO.  Its focus is on the premium branded segment in which consumers are increasingly moving towards healthier alternatives, embracing the “snackification” trend. Natur has a multi-channel route to market via leading retailers, foodservice partners, online subscription models and through to its own European flagship retail stores.  Following the SEA Closing, the Company intends to continue Natur’s historical businesses.

(b)  On September 21, 2018, the Company also executed a Securities Purchase Agreement (the “SPA”) by which it agreed to privately issue and sell and the purchaser identified on the signature page to the SPA (the “Purchaser”) agreed to purchase up to an aggregate of 2,000 shares of Series A Stock for $2,000,000 in cash, of which $275,000 has been advanced as of September 21, 2018, under the terms of a promissory note dated as of that date between the Company and the Purchaser, plus 469.131 shares of Series A Stock by the exchange of outstanding convertible notes held by Alpha Capital Anstalt in the aggregate principal amount of $469,131, for a total of up to 2,469.131 Series A Stock to be sold under the SPA.  The Series A Stock will be convertible into shares of the Company’s common stock at a conversion price of $0.030303 per share.  In addition to a certificate representing the number of shares of Series A Stock purchased by the Purchaser, at the closing of the SPA (the “SPA Closing”), the Company is to deliver to the Purchaser:  (i) a Warrant to purchase up to a number of shares of the Company’s common stock equal to 50% of the number of shares of common stock into which the Series A Stock is convertible, at an exercise price equal to 200% of the initial conversion price of the Series A Stock; and (ii) a Registration Rights Agreement providing for the registration of the Company common stock issuable upon conversion of the Series A Stock and upon exercise of the Warrant.  The SEA Closing is a pre-condition to the SPA Closing.  The Company can provide no assurance that such condition will be met or that the SPA Closing will occur as contemplated by the parties.

Copies of the SEA and the SPA are attached hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.  The foregoing descriptions of such documents do not purport to be complete and are qualified in their entirety by reference to the exhibits hereto.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.

Description

10.1

Share Exchange Agreement

10.2

Securities Purchase Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUTURE HEALTHCARE OF AMERICA,

a Wyoming corporation

Dated:  September 24, 2018

By /s/ Christopher J. Spencer

Christopher J. Spencer, President